Exhibit 7.04

ABG Management Limited

Unit 3002-3004,

30th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

February 17, 2017

VIA FACSIMILE

GL Capital

Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attention: Shirley Lin

Facsimile: +86-10-5961-1210

Jade Park

C203, Lufthansa Office Building

No. 50 Liangmaqiao

Beijing 100125, China

Attention: Lanchu Liu

Facsimile: +86-10-6465-1240

Bank of China Group Investment Limited

23rd Floor, 1 Garden Road,

Central, Hong Kong

Attention: Suet Mui Pang/Richard Zheng

Facsimile: (852) 2810 9736

Re:	Notice of Termination of Consortium Agreement

Ladies and Gentlemen:

Reference is made to the Consortium Agreement, dated as of February 22, 2016 (the “Consortium Agreement”), by and among GL Capital Management GP Limited (“GL Capital”), Jade Park Investments Limited (“Jade Park”), Bank of China Group Investment Limited (“BOCGI”) and ABG Management Limited (“ABG”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned to them in the Consortium Agreement. References to any Article in this notice shall be to such Article in the Consortium Agreement.

ABG hereby notifies each of GL Capital, Jade Park and BOCGI that ABG hereby ceases its participation in the Consortium where upon the Consortium Agreement is hereby terminated with respect to ABG with immediate effect. GL Capital confirms that ABG has settled all the Consortium Expenses which it is responsible for under Article II (Transaction Costs) of the Consortium Agreement, and hereby releases, waives and forever discharges ABG of and from any further claim relating to ABG’s share of Consortium Expenses under Article II (Transaction Costs) or otherwise.

[Signature page follows]

Very truly yours,

ABG MANAGEMENT LIMITED

By	/s/ YU Fan
Name: YU Fan
Title: Director

ACCEPTED and AGREED:

GL CAPITAL MANAGEMENT GP LIMITED

By	/s/ Zhenfu Li
Name: Zhenfu Li
Title: Director